UNITED MERCHANTS AND MANUFACTURERS, INC.
                           1650 Palisade Avenue
                         Teaneck, New Jersey 07666



                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




    Notice is hereby given that the Annual Meeting of Stockholders of United Merchants and Manufacturers, Inc. will be held at The Sheraton Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey, on Thursday, November 17, 1994, at 2:00 P.M., for the following purposes:


    1. To elect a Board of eight Directors to serve for the ensuing year and until their successors are elected and qualified.

    2. To elect two directors to serve as the representatives of the 10% Cumulative Preferred Stock, Series 1, until the next annual meeting of the stockholders;

    3. To consider and act upon the selection of KPMG Peat Marwick LLP as auditors for the fiscal year ending June 30, 1995.

    4. To transact such other business as may be properly brought before the meeting or any adjournment thereof.


    Holders of record of the Common Stock of the Company at the close of business on September 23, 1994 will be entitled to vote at the meeting or any adjournment thereof with respect to all proposals other than Proposal 2. The holders of record of the 10% Cumulative Preferred Stock, Series 1 at the close of business on September 23, 1994 will be entitled to vote at the meeting or any adjournment thereof only with respect to proposal 2.



                              Edward D. Taffet
                                Secretary


Dated: October 7, 1994

                 UNITED MERCHANTS AND MANUFACTURERS, INC.
                           1650 Palisade Avenue
                         Teaneck, New Jersey 07666


                              PROXY STATEMENT


    This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of United Merchants and Manufacturers, Inc., a Delaware corporation (the "Company"), for the Annual Meeting of Stockholders to be held on Thursday, November 17, 1994, at 2:00 P.M., at The Sheraton Heights, 650 Terrace Avenue, Hasbrouck Heights, New Jersey and any adjournment or postponement thereof.

    Whether or not you plan to attend the Annual Meeting, please sign and return the enclosed proxy in the accompanying postage-paid, addressed envelope. Each proxy executed and returned by a stockholder may be revoked at any time thereafter except as to any matter or matters upon which, prior to such revocation, a vote will have been cast pursuant to the authority conferred by such proxy. If you attend the meeting you may, if you wish, vote in person, thereby cancelling any proxy previously given. Alternatively, you may revoke your proxy by notifying the Secretary of the Company in writing prior to the Annual Meeting or by signing a later-dated proxy. The Board of Directors of the Company is not soliciting proxies with respect to the election of directors by the holders of Cumulative Preferred Stock.

    Only holders of record of the Common Stock of the Company at the close of business on September 23, 1994 will be entitled to vote with respect to all proposals other than Proposal 2 as set forth on the attached Notice of Annual Meeting. The holders of 10% Cumulative Preferred Stock, Series 1 ("Cumulative Preferred Stock") at the close of business on September 23, 1994 will be entitled to vote at the meeting or any adjournment thereof only with respect to proposal 2 as set forth on the attached Notice of Annual Meeting. As of that date, there were outstanding and entitled to vote 17,845,055 shares of Common Stock, the only class of voting securities of the Company. Each share of Common Stock is entitled to one vote on all matters properly brought before the meeting other than Proposal 2. The presence in person or by proxy of the holders of a majority in interest of the Common Stock shall constitute a quorum for matters to be voted on by the Common Stock.

    The mailing address of the Company is 1650 Palisade Avenue, Teaneck, New Jersey 07666.

    All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of directors under Proposal 1, in voting by proxy, holders of the Commom Stock may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors, holders of the Common Stock may vote in favor of the proposal, against the proposal or may abstain from voting. Holders of the Common Stock should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees and FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. The affirmative vote of the majority of common shares present, or represented, and entitled to vote at the meeting is required for approval of all matters under Proposals 3 and 4. The Company's By-laws provide that directors of the Company shall be elected (Proposal 1) by a plurality of votes cast at the Annual Meeting. Thus, abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote.

Pursuant to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), holders of Cumulative Preferred Stock may elect two directors to the Company's Board of Directors if at any time the equivalent of six or more full quarterly dividends (whether or not consecutive) payable of the Cumulative Preferred Stock is past due. Due to the Company's failure to pay dividends on the Cumulative Preferred Stock for at least six consecutive quarters, on the terms and subject to the conditions set forth in the Certificate of Incorporation, holders of Cumulative Preferred Stock are entitled to elect two directors at the Annual Meeting. See "Election of Directors by Holders of Cumulative Preferred Stock."

    This proxy statement and the accompanying proxy card are first being mailed by the Company on or about October 7, 1994 to the Company's stockholders. The cost of solicitation of proxies will be borne by the Company.

    The Annual Report to Stockholders of the Company for the fiscal year ended June 30, 1994, including financial statements as of June 30, 1994 and for the year then ended, is being mailed herewith to each stockholder of record.

                  Principal Holders of Voting Securities

    The following are the only persons known to the Company who beneficially owned, as of September 17, 1993, more than five percent of the Common Stock of the Company.


Name and address                            Number of         Percent
of beneficial owner                            Shares       of Class (2)
- - -------------------                           ---------     ------------


Uzi Ruskin                                   1,165,519 (1)     6.53
1650 Palisade Avenue, Teaneck, N.J.          (including
07666 and Monzoral, Inc., 538 Next           1,000,000 shares
Day Hill Drive, Englewood, N.J. 07631        owned by Monzoral,
                                             Inc.)

Kingsbridge Holdings Ltd.                    1,263,700 (1)     7.08
36 Glaernisch Strasse,
Zurich 8002, Switzerland

Saturn Corporation                             405,500 (1)     2.27
36 Glaernisch Strasse,
Zurich 8002, Switzerland

Buckingham Investment Ltd.                   4,077,047 (1)    22.85
48 Beethovenstrasse
Zurich 8002, Switzerland

- - ---------------
    (1) According to Amendment No. 12 to Schedule l3D of the group comprising Uzi Ruskin (Chairman, President, Chief Executive Officer and a Director of the Company), Monzoral, Inc. ("Monzoral"), Menachem Atzmon, Saturn Corporation ("Saturn"), Kingsbridge Holdings Ltd. ("Kingsbridge"), and Buckingham Investment Ltd. ("Buckingham"), dated August 16, l991, on that date Monzoral beneficially owned and had the sole voting and dispositive power with respect to 1,000,000 shares, or 5.60%, of the Company's Common Stock, Mr. Ruskin beneficially owned and had the sole voting and dispositive power with respect to 1,165,519 shares, or 6.53%, of the Company's Common Stock (including the 1,000,000 shares owned by Monzoral, which is a corporation wholly owned by Mr. Ruskin), Kingsbridge beneficially owned and had sole voting and dispositive power with respect to 1,263,700 shares, or 7.08%, of the Company's Common Stock, Saturn beneficially owned and had the sole voting and dispositive power with respect to 405,500 shares, or 2.27% of the Company's Common Stock (although, as the sole common stockholder of Kingsbridge, Saturn may be deemed to beneficially own the shares owned by Kingsbridge as well), and Buckingham beneficially owned and had the sole voting and dispositive power with respect to 4,077,047 shares, or 22.85% of the Company's Common Stock. As the sole director of Saturn,

                Kingsbridge and Buckingham, Mr. Atzmon
        may be deemed to have beneficial
        ownership and voting and dispositive
        power with respect to the shares
        owned by Saturn, Kingsbridge and
        Buckingham.   Such Amendment No. 12
        also states that pursuant to Rule
        13d-5(b)(1) under the Securities
        Exchange Act of 1934, as amended,
        each of the members of such group is
        deemed to have beneficial ownership,
        for purposes of Section 13(d) and
        13(g) of the Exchange Act, of all
        Company equity securities owned by
        the other members of the group.

    The Company has no independent knowledge of the completeness or accuracy of the information contained in the aforesaid document.

    (2) Based on 17,845,055 shares outstanding as of September 17, 1993. There are no options outstanding as of September 23, 1994.


                        Cumulative Preferred Stock

    Pursuant to the Certificate of Incorporation, holders of Cumulative Preferred Stock may elect two directors to the Company's Board of Directors if at any time the equivalent of six or more full quarterly dividends (whether or not consecutive) payable of the Cumulative Preferred Stock is past due. Due to the Company's failure to pay dividends on the Cumulative Preferred Stock since its issuance, on the terms and subject to the conditions set forth in the Certificate of Incorporation, holders of Cumulative Preferred Stock are entitled to elect two directors at the annual meeting. See "Election of Directors by Holders of Cumulative Preferred Stock."

    At the Record Date there were issued and outstanding 450,000 shares of Cumulative Preferred Stock. The presence in person or by proxy of the holders of a majority of the total number of shares of Cumulative Preferred Stock then outstanding shall constitute a quorum for matters to be voted on by the holders of the Cumulative Preferred Stock then outstanding at the Annual Meeting. In the event that there does not exist a quorum of the holders of Cumulative Preferred Stock at the Annual Meeting, action will be taken by the holders of Common Stock with respect to all proposals other than Proposal 2 set forth on the Notice of Annual Meeting attached hereto, and the holders of a majority of the shares of Cumulative Preferred Stock present, in person or by proxy, at the meeting may adjourn the meeting until such time as a quorum for their election of directors shall exist or until such time as it is reasonably determined by the Secretary that a quorum will not be represented at such meeting.

    At the Annual Meeting every holder of Cumulative Preferred Stock entitled to vote has the right to vote, in person or by proxy, the number of shares owned, for two directors from among those persons who are nominated by the holders of Cumulative Preferred Stock at the Annual Meeting. According to the Certificate of Incorporation, provided there is a quorum of the holders of Cumulative Preferred Stock, the two nominees receiving the votes of the holders of a majority of the Cumulative Preferred Stock present in person or by proxy at the meeting will be elected and any directors so elected shall serve until their successor shall have been duly elected and qualified or until the right of the holders of Cumulative Preferred Stock to vote as a class in the election of directors shall have been divested as provided in the Certificate of Incorporation.

    As of the Record Date the Company knows of no beneficial owners of more than five percent of the outstanding shares of Cumulative Preferred Stock other than Foothill Capital Corp., c/o Security Pacific National Trust Co., 2 Rector Street, New York, New York 10006 which is the record holder of 95,185 shares or 21.15% of the Company's Cumulative Preferred Stock.


I.  ELECTION OF DIRECTORS BY HOLDERS OF COMMON STOCK

    Eight directors are to be elected at the meeting. It is the intention of the persons named in the accompanying proxy to vote each proxy executed and returned by a stockholder for the election of each of the persons listed below as a director of the Company unless authority to do so is withheld on such proxy. All directors will serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified.

    Should any candidate for director become unavailable for any reason, such proxies will be voted for the alternate candidate, if any, chosen by the Board of Directors. All the nominees are currently directors of the Company. The nominees for director have consented to serve if elected and the Company has no reason to believe that any of the nominees will be unable to serve.

    The following information concerning the nominees has been furnished by the nominees. Unless otherwise indicated, such persons have held the positions described below for more than five years.

                                                              Shares of Common
                                                                Stock of the
                                                                  Company
                                                                Beneficially
                                                                 Owned as of
                                                            September 23, 1994
                                                                   (3)(4)
                           Principal Occupation   Director     ---------------
Name                 Age      or Employment        Since       Number  Percent
- - ----                 ---   --------------------   --------     ------  -------

Victor Danko........  49   Financial Consultant (2)  1990           0        0

S. Arnold Hickox....  73   Consultant.  Formerly     1984         600        *
                            President of
                            Manufacturers Hanover
                            Commercial Corporation

Sidney O. Margolis..  68   Executive Vice President  1983         105        *
                            (Administration) and
                            Assistant Secretary
                            of the Company

Robert D. Mathews...  66   Consultant (2)            1993         119        *

Judith A. Nadzick...  46   Executive Vice Presi-     1987         500        *
                            dent, Chief Financial
                            Officer and Assistant
                            Secretary of the
                            Company (2)

Uzi Ruskin (1)......  49   Chairman, President,      1980   1,165,519 (5) 6.53
                            Chief Executive and
                            Chief Operating
                            Officer of the Company (2)

Robert J. Swartz (1)  68   Financial Consultant (2)  1991           0        0

Hardof Wolf.........  58   Private Investor          1991           0        0

- - ----------
* Less than 0.01%

    (1) Messrs. Ruskin and Swartz are also directors of Victoria
        Creations, Inc., a majority-owned, publicly-held subsidiary of the Company. Mr. Swartz is also a director of Standard Motor Products, Inc. and Bed Bath & Beyond, Inc.

    (2) During the last five years: Mr. Danko has been Director of CR Capital Australia Limited, Victor Properties Limited and Restoration Technologies Pty Limited since 1987; Mr. Mathews was an Executive Vice President of the Company until March 1993 and served as a Director of the Company until August 1991; Mr. Ruskin also served as Chairman of Victoria Creations, Inc., a majority-owned, publicly-held subsidiary of the Company from April 1987 to November 1989 and since October 1993; Mr. Swartz was a Senior Partner at KPMG Peat Marwick until March 1991, at which time he retired.

    (3) As used in this table and elsewhere in this proxy statement "beneficial ownership" means the sole or shared power to vote or direct the voting of shares of Common Stock and/or the sole or shared investment power with respect thereto (i.e. the power to dispose of or direct the disposition of such shares). The shares owned and the percentage ownership as shown in this table reflect the 17,845,055 shares outstanding as of September 23, 1994.
        There are no options outstanding as of September 23, 1994.

    (4) Except as otherwise indicated in these footnotes, such persons hold sole voting and investment power with respect to the shares shown in this column.

    (5) Included in the number of shares listed as beneficially owned by Mr. Ruskin are 165,519 shares owned directly and of record by Mr. Ruskin, and 1,000,000 shares owned by Monzoral, Inc., a corporation wholly-owned by Mr. Ruskin (Mr. Ruskin has sole power to vote and invest these shares). As of September 23, 1994, the shares beneficially owned by Mr. Ruskin constituted 6.53% of the outstanding shares of the Common Stock of the Company. Such number of shares does not include, and Mr. Ruskin disclaims any beneficial ownership of, 5,746,247 shares owned by Saturn, Kingsbridge and Buckingham which, as a member of a "group" (as such term is used in Rule l3d-5 under the Exchange Act) which includes such companies, Mr. Ruskin may, for purposes of Sections l3(d) and l3(g) of the Exchange Act, be deemed to beneficially own. See "Principal Holders of Voting Securities" above.

    As of September 23, 1994, the Company's officers and directors as a group (12 persons) beneficially owned 1,167,243 shares (6.54% of the shares outstanding based on 17,845,055 shares outstanding as of September 23, 1994) of the Common Stock of the Company.

    The Board of Directors has designated from among its members an Executive Committee, which consists of Messrs. Ruskin (Chairman), Hickox and Swartz. During the Company's fiscal year ended June 30, 1994, the Executive Committee held no meetings. The Executive Committee reviews corporate policy, business and organizational matters for the purpose of advising and making recommendations to the Board. The Board of Directors has also designated from among its members an Audit Committee which consists of Messrs. Hickox (Chairman), Danko and Swartz. During the fiscal year ended June 30, 1994, the Audit Committee held four (4) meetings. The Audit Committee has the duty and authority to oversee the auditing and accounting functions and procedures of the Company, and to report and make recommendations to the Board of Directors with respect to such matters. The Board of Directors has also designated from among its members a Compensation Committee which consists of Messrs. Swartz (Chairman), Hickox and Ruskin. During the fiscal year ended June 30, 1994, the Compensation Committee held no meetings. The Board of Directors has not designated a standing Nominating Committee or any other committee performing similar functions.

    During the fiscal year ended June 30, 1994, there were seven (7) meetings of the Board of Directors. Each director attended at least 75% of the aggregate of all meetings of the Board and committees of the Board on which he or she served.

Compliance With Section 16(a) of The Exchange Act

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms received by it, the Company believes that during fiscal 1994 all filing requirements were complied with by officers, directors and greater than ten percent beneficial owners.

                          Executive Compensation

    The following table sets forth all compensation earned by the Company's chief executive officer and each of the Company's four other most highly compensated executive officers for services rendered in all capacities to the Company for the years indicated.

Summary Compensation Table
                                 Year
      Name and                   Ended
  Principal Position            June 30   Salary      Bonus
- - --------------------            -------   ------      -----
Uzi Ruskin (1)                   1994    $500,000  $     0
  Chairman, President, Chief     1993     500,000        0
  Executive Officer and Chief    1992     500,000        0
  Operating Officer

Sidney O. Margolis (2)           1994     250,000        0
  Executive Vice President       1993     250,000        0
  (Administration) and           1992     250,000        0
  Assistant Secretary

Judith A. Nadzick (3)            1994     205,000        0
  Executive Vice President,      1993     205,000        0
  Chief Financial Officer and    1992     192,500   20,000
  Assistant Secretary

Norman R. Forson (4)             1994     185,000        0
  Senior Vice President          1993     185,000        0
  and Comptroller                1992     185,000        0

Zvi E. Sella (5)                 1994     164,360        0
  Senior Vice President -        1993     135,000        0
  Industrial Operations

- - ----------

(1) Mr. Ruskin and the Company entered into an employment agreement in July 1982 which, as amended, expires December 31, 1997, pursuant to which he serves as Chairman, President, Chief Executive and Chief Operating Officer of the Company at an annual rate, effective January 1986, of $500,000.

(2) Mr. Margolis and the Company entered into an employment agreement in March 1985 which, as amended, expires December 31, 1995, pursuant to which he serves as Executive Vice President (Administration) and Assistant Secretary of the Company at an annual rate, effective June 1989, of $250,000.

(3) Ms. Nadzick and the Company entered into an employment agreement in March 1985 which, as amended, expires December 31, 1995, pursuant to which she serves as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company at an annual rate, effective January 1992, of $205,000.

(4) Mr. Forson and the Company entered into an agreement in January 1993 whereby he serves as Senior Vice President and Comptroller of the Company at an annual rate of $185,000. In the event the Company terminates his employment, other than for cause, he will receive, as severance, one month's salary and benefits for each year of employment with the Company.


(5) Mr. Sella and the Company entered into an employment agreement in May 1992 which, as amended, expires August 31, 1995, pursuant to which he serves as Senior Vice President - Industrial Operations of the Company at an annual rate of $170,000.

(6) The Company does not have a Long-Term Incentive Plan, therefore, no long-term compensation was earned or awarded during the years shown in the table.

    The employment agreements of Messrs. Ruskin and Margolis and Ms. Nadzick contain certain provisions which will not become operative unless any person acquires beneficial ownership of more than fifty (50%) percent of the outstanding shares of voting capital stock of the Company ("change in control"). In such event the employee shall have six (6) months from such change in control to terminate his or her employment with the Company, in which case the Company shall pay to the employee a lump sum amount equal to the salary then remaining to be paid pursuant to his or her employment contract for the unexpired term thereof. (The payments referred to above are limited by the terms of the agreements in accordance with the provisions of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended.)


Stock Options/SAR's

    The Company has never granted stock appreciation rights. The Company has never adjusted or amended the exercise price of a stock option.
During the year ended June 30, 1994, no stock options were granted nor were any stock options exercised. At June 30, 1994, no stock options were outstanding.

Pension Plan Table

     The following table sets forth the estimated annual benefits payable on retirement to employees in the indicated remuneration and years of service classifications under the Company's pension plan:

Average of Last Ten
Years' Earnings (1)
Prior to Retirement         Total of Years of Credited Service
- - -------------------  ---------------------------------------------
                      10          20           30           35
                   --------    --------     --------     --------
    $100,000       $  9,884    $ 19,768     $ 29,652     $ 34,593
     150,000         15,509      31,018       46,527       54,281
     200,000         21,133      42,266       63,399       73,966
     250,000         26,759      53,518       80,277       93,656
     300,000         32,384      64,768       97,152      113,342
     350,000         38,009      76,018      114,027      118,800 (2)
     400,000         43,634      87,268      118,800 (2)  118,800 (2)

- - ------------
(1) Subject to the compensation limitation of Section 401(e)(17) of the Internal Revenue Code.

(2) As of June 30, 1994, the maximum annual pension pursuant to the terms of the Plan and the Employees Retirement Income Security Act of 1974, as amended, is $118,800.


    The Company has a defined benefit pension plan which is non-contributory. Each of the individuals named in the above table is a participant in the Company's pension plan. The amounts expensed for the plan on account of individual participants are not and cannot readily be separately or individually calculated by the regular independent actuaries for the plans, and are accordingly omitted from the foregoing table. During the Company's 1994 fiscal year, the Company accrued $309,000 as pension expense with regard to its pension plan. Generally, benefits are computed based on 0.563% of the first $24,312 (for age 65 in 1994) plus 1.125% of the balance of the average of the last ten years' earnings prior to retirement multiplied by the number of years of credited service (maximum of 35 years), with payments for life (100 months certain). Effective January 1, 1989, the compensation taken into account under the plan will not exceed a maximum amount established each year, adjusted for changes in cost of living. The maximum amount for 1994 (effective July 1, 1994) is $150,000. As of June 30, 1994, the approximate credited service under the plan for Mr. Ruskin was 14 years; for Mr. Margolis was 33 years; for Ms. Nadzick was 11 years; for Mr. Forson was 8 years and for Mr. Sella was 3 years.

Compensation of Directors

Each director of the Company, who is not an employee of the Company, receives an annual fee of $15,000 for serving on the Board plus $600 for each Board meeting attended. In addition, Mr. Hickox receives $10,000 a year as Chairman of the Audit Committee plus $500 for each meeting of that committee attended. Mr. Swartz, as Chairman of the Compensation Committee, receives $750 for each meeting of that committee attended. Other committee members receive $500 for each committee meeting attended. Directors who are employees of the Company receive no additional compensation for serving on the Board or committees thereof.


        Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee of the Board of Directors of the Company are Mr. Robert Swartz, Chairman, and Mr. S. Arnold Hickox, each of whom is a non-employee director. Mr. Uzi Ruskin, Chairman, President and Chief Executive Officer and Chief Operating Officer of the Company, is also a member of the Committee. Messrs. Ruskin and Swartz are directors and serve on the audit and compensation committees of Victoria Creations, Inc., the Company's majority-owned subsidiary. See also "Transactions with and Indebtedness of Management." The Committee is free from interlocking or other relationships that might be considered a conflict of interest.

     Report of Board Compensation Committee on Executive Compensation

    The Compensation Committee's policy is to design compensation packages that will attract and retain key executives for the Company and that will motivate those employees to improve corporate performance and returns to stockholders. In designing compensation packages, the Committee takes into consideration, among other factors, compensation levels and practices of competitive companies in similar business sectors and of general industry as applicable. The compensation packages also recognize individual contributions and achievements as well as business results.

    The salary for Mr. Ruskin, Chief Executive Officer of the Company, was established by contract January 1, 1986 based on compensation levels and practices of competitive companies in similar businesses.

    Salaries for executive officers are determined periodically by evaluating the performance of the individuals reviewed and their contribution to the performance of the Company, their responsibilities and compensation practices at other companies. Financial results as well as appropriate non-financial measures are considered.

    by: Compensation Committee of the Board of Directors

    Robert Swartz, Chairman      S. Arnold Hickox        Uzi Ruskin

                             Performance Graph

    The following provides a comparison with the stated indices of the yearly percentage change in the Company's cumulative total stockholder return on its common stock for a five year period ended June 30, 1994.

Stockholder value to base
year 1989 as of June 30      1989  1990  1991  1992  1993  1994
                             ----  ----  ----  ----  ----  ----
UM&M                         100%   25%   15%   17%    7%    7%

S&P 500                      100%  116%  125%  141%  160%  162%

Peer Group                   100%   84%   95%  176%  193%  165%



             Transactions with and Indebtedness of Management

    The Company entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of August 18, 1982, with Monzoral, N.V., predecessor to Monzoral, Inc. ("Monzoral"), a corporation wholly owned by Mr. Ruskin, pursuant to which the Company agreed to sell to Monzoral one million shares (the "Shares") of Common Stock at a price of $5.00 per share for an aggregate purchase price of $5,000,000, $4,000,000 payable with notes of Monzoral bearing interest, on the unpaid principal amount, equal to 70% of the average investment yield for the most recent auction of United States Treasury Bills with maturities of 52 weeks. (On June 2, 1994, the rate for such bills was 5.01% a year.) Interest is payable at the time of principal payments. The purchase price for the Shares was equal to the closing price of the Common Stock of the Company on the New York Stock Exchange on August 17, 1982. The Purchase Agreement was approved by the Company's shareholders on November 12, 1982. On August 19, 1992, the Board of Directors of the Company approved an amendment to the Purchase Agreement, extending the maturity dates of the aforementioned notes to fifteen (15) years after the date of each respective note.

    The Purchase Agreement required that Monzoral purchase the Shares in four annual installments of 250,000 shares commencing on July 1, 1983. At each purchase, Monzoral paid the Company a cash amount equal to $1.00 times the number of Shares purchased and delivered to the Company its note in an amount equal to $4.00 times the number of Shares purchased. Each note is secured by the Shares purchased, with Shares to be released from pledge to the extent the note is paid. It is not expected that Monzoral's net worth will materially exceed the value of the Shares purchased. On May 16, 1983, Monzoral purchased the first installment of 250,000 shares, on March 28, 1984, Monzoral purchased the second installment of 250,000 shares, on May 7, 1985, Monzoral purchased the third installment of 250,000 shares and on March 10, 1986, Monzoral purchased the fourth installment of 250,000 shares. Pursuant to the aforementioned amendment to the Purchase Agreement, Monzoral's notes are due fifteen (15) years after the date of each respective purchase. As of June 30, 1994, Monzoral's indebtedness to the Company under the notes was $4,000,000 principal and $1,710,000 accrued interest.

    The Purchase Agreement, as amended, also provides that upon the termination of Mr. Ruskin's employment after a change in control (as defined above) of the Company, Monzoral may elect to sell to the Company any or all of the Shares it purchased. Such sale would be for an amount in cash per Share equal to the greater of (i) the highest price per share paid by the person acquiring control, or (ii) the mean between the high and low selling prices of such stock on the New York Stock Exchange Composite Tape on the date of termination.

II.  ELECTION OF DIRECTORS BY HOLDERS OF CUMULATIVE PREFERRED STOCK

    At the meeting, two directors are to be elected to the Company's Board of Directors by the holders of the Cumulative Preferred Stock, voting as a class, as a result of the fact that the Company has not declared or paid dividends on the Cumulative Preferred Stock since its issuance. The Certificate of Incorporation permits the holders of Cumulative Preferred Stock to elect two directors to serve for a term expiring (subject to the earlier payment, or declaration and setting aside for payment, of all past due dividends on all Cumulative Preferred Stock) at the next annual meeting of stockholders.

    In recognition of the role of these two new directors as representatives of the holders of the Cumulative Preferred Stock, the Board of Directors believes it to be in the best interests of those holders for the Board not to nominate, recommend or suggest possible choices for the two new director positions, and for the holders of the Cumulative Preferred Stock to act independently. Accordingly, the Board of Directors of the Company has not nominated persons to stand for election at the Annual Meeting as representatives of the holders of the Cumulative Preferred Stock on the Board of Directors.

    THE BOARD OF DIRECTORS HAS NOT NOMINATED ANYONE FOR ELECTION AS A DIRECTOR TO THE POSITIONS ON THE BOARD OF DIRECTORS THAT MAY BE FILLED BY THE HOLDERS OF CUMULATIVE PREFERRED STOCK. THE BOARD OF DIRECTORS IS NOT SOLICITING PROXIES FOR THE ELECTION OF THESE TWO DIRECTORS.


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    Nominations for these two directorships will be taken at the meeting, from holders of Cumulative Preferred Stock who are entitled to vote thereat. Prior to the Annual Meeting, any holder of Cumulative Preferred Stock may, upon complying with the applicable federal regulations governing proxy solicitations, solicit proxies for the election of individuals who will be nominated at the Annual Meeting for either or both of the two directors.

    To the knowledge of the Company no holder of Cumulative Preferred Stock has solicited proxies or intends to solicit proxies for the election of the two directors to be nominated by the holders of the Cumulative Preferred Stock at the Annual Meeting. Written nominations received by the Secretary at the Annual Meeting must contain the type of information about the nominee that is required to be disclosed in solicitations for proxies for elections of directors pursuant to Regulation 14A of the Securities and Exchange Commission (the "SEC"), as well as the name of the nominating stockholder and the class and number of shares of the Company which are beneficially owned by the stockholder.

    At the Annual Meeting every holder of Cumulative Preferred Stock entitled to vote has the right to vote, in person or by proxy, the number of shares owned, for two directors from among those directors which may be nominated at the Annual Meeting. According to the Certificate of Incorporation, provided there is a quorum of the holders of Cumulative Preferred Stock, the two nominees receiving the votes of the holders of a majority of the Cumulative Preferred Stock present in person or by proxy at the meeting will be elected. As provided in the Certificate of Incorporation, the presence in person or by proxy of the holders of a majority of the total number of shares of Cumulative Preferred Stock then outstanding shall constitute a quorum for any action to be voted on by the holders of the Cumulative Preferred Stock at the Annual Meeting. In the event that there does not exist a quorum of the holders of Cumulative Preferred Stock at the Annual Meeting, action will be taken by the holders of Common Stock with respect to all proposals other than Proposal 2 set forth on the Notice of Annual Meeting attached hereto, and the holders of a majority of the shares of Cumulative Preferred Stock present at the meeting may adjourn the meeting until such time as a quorum for the election of directors shall exist or until such time as it is reasonably determined by the Secretary that a quorum will not be represented at such meeting.

    The right to elect directors will remain vested until all dividends on the Cumulative Preferred Stock have been paid, or declared and set apart for payment, at which time: (i) the right shall terminate (subject to revesting in the case of any subsequent default); (ii) the term of the directors then in office elected by the holders of the outstanding Cumulative Preferred Stock as a class shall terminate; and (iii) the number of directors constituting the Board of Directors of the Company shall be reduced by two. Any director to be elected by the holders of Cumulative Preferred Stock shall be required to agree, prior to such director's election to office, to resign upon any termination of the right of the holders of Cumulative Preferred Stock to vote as a class for directors.

III.  SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected KPMG Peat Marwick LLP as independent auditors for the Company for the current fiscal year. The stockholders are requested to signify their approval or disapproval of the selection.

    The Board of Directors Recommends a Vote "FOR" Approval of the Selection of KPMG Peat Marwick LLP as the Company's Auditors for the Current Fiscal Year.

    Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions.

    As auditors of the Company, KPMG Peat Marwick LLP provide professional services in connection with its audit function that include the examination of the Company's consolidated financial statements, reviews of filings with the Securities and Exchange Commission, actuarial services, examinations of financial statements of employee retirement plans and consultation with respect to accounting and financial reporting matters.

Mr. Swartz, who has been a director of the Company since June 1991, was a Senior Partner at KPMG Peat Marwick until March 1991, at which time he retired.


IV.  OTHER MATTERS

    Management does not intend to bring any business before the Annual Meeting other than as set forth above nor does it know of any business that will be presented by others for action by stockholders at the meeting. However, if any other business shall properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matters.


                           Stockholder Proposals

    Any stockholder proposal intended to be presented at the next Annual Meeting should be sent to the Secretary of the Company at 1650 Palisade Avenue, Teaneck, New Jersey 07666, and must be received on or before June 1, 1995 to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

    The above notice and proxy statement are being sent by order of the Board of Directors.

                                          Edward D. Taffet,
                                            Secretary
Dated: October 7, 1994

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